Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Investor Relations 847-607-2012

Stericycle Appoints Joel Hackney, Jr. and Stephen C. Hooley to Board of Directors

LAKE FOREST, Ill., March 25, 2019 - Stericycle, Inc. (Nasdaq: SRCL) today announced the appointment of J. Joel Hackney, Jr. and Stephen C. Hooley to the Stericycle Board of Directors.

“Stericycle has been proactively refreshing its Board of Directors over the last two years to ensure the Board has the right skills and experiences to provide effective oversight during the Company’s ongoing Business Transformation,” said Robert S. Murley, Chairman of Stericycle’s Board of Directors.  “We are pleased to welcome Joel and Steve as part of the continued evolution of the Board.  In addition to their strong expertise leading publicly traded companies, Joel and Steve bring valuable and relevant experience as both executed business transformations which repositioned their companies for future success.”

Joel Hackney is Chief Executive Officer of nThrive, a revenue management company serving the healthcare industry.   Mr. Hackney is the former Chief Executive Officer of Avintiv, a global manufacturer of specialty materials.  Previously, Mr. Hackney was an executive at Avaya Inc., where he served in multiple leadership roles including President of Cloud Solutions, President of Worldwide Sales, Marketing and Field Operations, and President of Global Networking.  He also served as President and Chief Executive Officer of Nortel Enterprise Solutions.   Mr. Hackney began his career with General Electric (GE) where he served in a variety of financial and operational roles across GE’s service lines and global geographies.

Stephen Hooley is the former Chairman, Chief Executive Officer and President of DST Systems, Inc., a service-as-a-solution technology company serving the healthcare and financial services industries.  He was the company’s leader for nine years and assumed the Chairman of the Board role for the last three years, until the company’s sale to SS&C in April 2018. Prior to DST Systems, Mr. Hooley served as President and Chief Executive Officer of Boston Financial Data Services.  Additional experience includes several Vice President and Senior Vice President roles at State Street Corporation that focused on strategy development, public funds, and leader of the Deutsche Bank integration and the Master Trust Business.  Mr. Hooley began his career as an engineer with Texas Instruments.

Since the beginning of 2017, Stericycle has added seven new members to its Board of Directors as part of its Board refreshment.  With these appointments, the Board will have an average tenure of approximately two and a half years.

About Stericycle

Stericycle, Inc., (Nasdaq: SRCL) is a U.S. based business-to-business services company and leading provider of compliance-based solutions that protect people and brands, promote health and safeguard the environment. Stericycle serves more than one million customers in all 50 U.S. states and 21 countries worldwide with solutions for regulated waste management, secure information destruction, compliance and customer contact.  For more information about Stericycle, please visit www.stericycle.com.

2